NAME OF REGISTRANT:
Franklin Tax-Free Trust
File No. 811-4149

EXHIBIT ITEM No. 77C:
Submission of matters to a vote of security holders.


FRANKLIN TAX-FREE TRUST

ACTION OF SOLE SHAREHOLDER BY WRITTEN CONSENT

The undersigned, being the sole shareholder of the Franklin Michigan Tax-Free Income Fund (the "Fund"), a series of Franklin Tax Free Trust (the "Trust"), does hereby take the following actions and does hereby consent to the following resolutions:

RESOLVED:  That the terms and conditions of the Management
Agreement dated December 1, 1986 as amended August 1, 1995, entered into between Franklin Advisers, Inc. and the Trust, be, and hereby are, approved for the Fund.

RESOLVED:  That the Distribution Plan pursuant to Rule 12b-1
 (under the Investment Company Act of 1940), as agreed to and accepted by Franklin/Templeton Distributors, Inc. and the Trust, to take effect at the time the Fund's Registration Statement under the Securities Act of 1933 is declared effective by the U.S. Securities and Exchange Commission, be, and hereby is, approved for the Fund.

By execution hereof, the undersigned shareholder waives prior notice of the foregoing action by written consent.


                                FRANKLIN RESOURCES, INC.


Dated: May 30, 1996                By:  /S/ H.E. Burns
                                        Harmon E. Burns
                                        Executive Vice President



nsar\0179-77c.doc                                                10/11/96